EXHIBIT 4.504
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
DATED 8 SEPTEMBER 2011
SIG COMBIBLOC GROUP AG
AND
THE BANK OF NEW YORK MELLON

AS COLLATERAL AGENT

DEED OF CONFIRMATION AND AMENDMENT

THIS DEED is made the 8th day of September 2011
BETWEEN:
(1)	SIG COMBIBLOC GROUP AG, incorporated under the laws of Switzerland having its registered office at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-290.3.004.149-2 (the “Chargor”); and
(2)	THE BANK OF NEW YORK MELLON in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the “Collateral Agent”)
WHEREAS:
(A)	Pursuant to a merger between the Chargor and SIG Finanz AG, which became effective on 15 June 2010, the Chargor assumed by operation of law all of the obligations, rights and liabilities of SIG Finanz AG under the security over shares agreement dated 2 December 2009 and as subsequently amended by way of a deed of confirmation and amendment dated 16 November 2010 and further amended by a deed of confirmation and amendment dated 1 February 2011, originally granted by SIG Finanz AG in favour of the Collateral Agent (the “Share Charge”) pursuant to (i) a credit agreement dated as of 5 November 2009 (as subsequently amended) between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Reynolds Group Holdings Limited, Closure Systems International BV, Pactiv Corporation, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG, as administrative agent (the “Credit Agreement”), (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, as modified, amended or supplemented from time to time (the “2009 Senior Secured Notes Indenture”), (iii) an indenture dated 15 October 2010 and entered into between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent as modified, amended or supplemented from time to time (the “2010 Senior Secured Notes Indenture”) and (iv) an indenture dated 1 February 2011 and entered into between, among others, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent as modified, amended or supplemented from time to time (the “February 2011 Senior Secured Notes Indenture”).
(B)	In connection with the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture and the February 2011 Senior Secured Notes Indenture, certain parties to those documents have entered into a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended pursuant to Amendment No. 1 and Joinder Agreement dated as of January 21, 2010) between, among others, The Bank of New York Mellon as collateral agent and representative under the indenture, Credit Suisse AG as representative under the credit agreement, Wilmington Trust (London) Limited as an additional collateral agent and each grantor that are parties thereto (the “First Lien Intercreditor Agreement”).
(C)	The parties to the Credit Agreement have entered into an amendment agreement dated 9 August 2011 to amend and restate the terms of the Credit Agreement (“Amendment No. 6”).
(D)	Pursuant to an indenture (the “August 2011 Senior Secured Notes Indenture”) dated 9 August 2011 and entered into between, among others, RGHL US Escrow II Inc. and RGHL US Escrow II LLC (collectively, the “August 2011 Escrow Issuers”) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, certain secured notes (the “August 2011 Senior Secured Notes”) were issued by the August 2011 Escrow Issuers. On or about the date of this agreement, the August 2011 Senior Secured Notes shall be released from escrow, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.
(E)	The obligations in respect of the August 2011 Senior Secured Notes and any Senior Secured Note Documents (as defined in the August 2011 Senior Secured Notes Indenture) will be or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement and the August 2011 Senior Secured Notes Indenture and the Senior Secured Note Documents (as defined in the August 2011 Senior Secured Notes Indenture) are therefore “Additional Agreements” under the First Lien Intercreditor Agreement (the “Secured Notes Designation”).
(F)	As a consequence of the execution of the August 2011 Senior Secured Notes Indenture it is necessary for the Chargor to make certain amendments to the Share Charge, and enter into this Deed.
NOW THE PARTIES HEREBY AGREE:
1.	In this Deed (including its recitals), unless otherwise defined herein terms defined in the First Lien Intercreditor Agreement shall have the same meaning when used in this Deed.
2.	With effect from the date of this Deed, the Share Charge shall be amended as follows:
(a)	In Clause 1.1 (Definitions) the existing definition of “Agreed Security Principles” shall be deleted in its entirety and replaced with the following:
““Agreed Security Principles” has the meaning given to such term in the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior

Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails.”

(b)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Issuers” shall be inserted in alphabetical order:
““August 2011 Issuers” means the “Issuers” under, and as defined in, the August 2011 Senior Secured Notes Indenture, including their successors in interest.”

(c)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Escrow Issuers” shall be inserted in alphabetical order:
““August 2011 Escrow Issuers” means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.”

(d)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Senior Secured Notes Indenture” shall be inserted in alphabetical order:
““August 2011 Senior Secured Notes Indenture” means the indenture dated 9 August 2011 among the August 2011 Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. have or will become a party as issuers by way of RGHL US Escrow II Inc. and RGHL US Escrow II LLC merging with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC respectively, and one or more supplemental indentures being entered into between, among others, the August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.”
(e)	In Clause 1.1 (Definitions) the existing definition of “Credit Agreement” shall be deleted in its entirety and replaced with the following:
““Credit Agreement” means the second amended and restated credit agreement dated 9 August 2011 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.”

(f)	In Clause 1.1 (Definitions) the existing definition of “First Lien Intercreditor Agreement” shall be deleted in its entirety and replaced with the following:
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture, Credit Suisse AG (formally known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.”
(g)	In Clause 1.1 (Definitions) the existing definition of “Principal Finance Documents” shall be deleted in its entirety and replaced with the following:
““Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.”
(h)	In Clause 1.1 (Definitions) the existing definition of “Secured Liabilities” shall be deleted in its entirety and replaced with the following:
““Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities, provided always that the Chargor shall (A) only be liable under this Agreement or any other Loan Document (including, for the avoidance of doubt, any restructuring of the Chargor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Loan Documents of (y) the Chargor (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under any agreement pursuant to which a Local Facility (as defined in the Credit Agreement) is made available, (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Chargor is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture or the August 2011 Senior Secured Notes Indenture have been made available to the Chargor, up to such proceeds and (z) a direct or indirect subsidiary of the Chargor (the “Chargor’s Subsidiary”) (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under any agreement pursuant to which a Local Facility (as defined in the Credit Agreement) is made available, (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Chargor’s Subsidiary is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture or the August 2011 Senior Secured Notes Indenture have been made available to the Chargor’s Subsidiary, up to such proceeds) to the extent such obligations do not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Chargor and in the maximum amount of its profits available for the distribution of dividends at the point in time the Chargor’s obligations fall due (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law); (B) pass for such payments shareholder’s resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on a report from the Chargor’s auditors approving the proposed distribution of dividends); and (C) deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration:
(i)	pay such deduction to the Swiss Federal Tax Administration; and
(ii)	give evidence to the respective Secured Party beneficiary or Secured Parties beneficiaries (as the case may be) of such deduction in accordance with Section 2.20 (Taxes) of the Credit Agreement and Section 4.15 (Withholding Taxes) of the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture or the August 2011 Senior Secured Notes Indenture;
but if such a deduction is made, the Chargor shall not be obliged to gross-up pursuant to Section 2.20 (Taxes) of the Credit Agreement and Section 4.15 (Withholding Taxes) of the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture or the August 2011 Senior Secured Notes Indenture to the extent that such gross-up would result in the aggregate amounts paid to the Secured Parties beneficiaries and the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends.”
(i)	Clause 2.2(b) (Further Advances) shall be deleted in its entirety and replaced with the following:

“2.2(b)	(i) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.
(ii) Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.
(iii) Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.
(iv) Subject to the terms of the Loan Documents, each August 2011 Issuer may issue Additional Notes (as defined in the August 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.”
3.	The Chargor confirms that, with effect from the date of this Deed, the Share Charge shall continue in full force and effect as amended by this Deed and extends to the obligations in respect of the Credit Agreement as amended by Amendment No. 6 and to the obligations in respect of the Additional Agreements (as defined in the First Lien Intercreditor Agreement) as a result of the Secured Notes Designation.
4.	The Chargor hereby represents that it has not registered one or more “establishments” (as that term is defined in regulation 2 of Part 1 of The Overseas Companies Regulations 2009) with the Registrar of Companies or, if it has so registered, it has provided to the Applicable Representative and the Collateral Agent sufficient details to enable an accurate search against it to be undertaken by the Secured Parties at the Companies Registry.
5.	This Deed is supplemental to and shall be construed as one with the Share Charge and all documents or instruments which are expressed to supplement the Share Charge shall be construed accordingly.

6.	This Deed may be executed in two or more counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument.

7.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

8.	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed.

9.	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

10.	Clauses 8 to 10 (inclusive) of this Deed are for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 8, it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof this Deed has been duly executed as a deed by the Chargor and understood by the Collateral Agent on the day and year first before written.

The Chargor
Signed as a deed by	/s/ Karen Mower	)
Name: Karen Mower		)
as attorney for		)
SIG Combibloc Group AG		)

The Collateral Agent Signed by THE BANK OF NEW YORK MELLON	) )

By:	/s/ Catherine F. Donohue
Name:	Catherine F. Donohue
Title:	Vice President

Address:	The Bank of New York Mellon
101 Barclay Street, Floor 4E, New York, NY 10286, USA

Fax:	+1 212 815 5366

Attention:	International Corporate Trust